Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-63793.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 24, 1998)

                               U.S. $5,918,000,000
                               The CIT Group, Inc.
                                Medium-Term Notes
                     Due 9 Months or More From Date of Issue

                                   ----------

     The CIT Group, Inc. (the "Corporation") may offer from time to time its Medium-Term Notes (the "Senior Notes") and its Medium-Term Senior Subordinated Notes (the "Senior Subordinated Notes") (the Senior Notes and the Senior Subordinated Notes are referred to collectively herein as the "Notes"), up to an aggregate initial offering price of U.S. $5,918,000,000 or the equivalent thereof if any of the Notes are denominated in other currencies or currency units (the "Specified Currency") as may be designated by the Corporation at the time of offering (the "Foreign Currency Notes"). If specified in the applicable Pricing Supplement, the maturity of certain of the Senior Subordinated Notes may be subject to acceleration only in the event of certain circumstances related to the insolvency of the Corporation. Each Note will mature on a day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Corporation. Unless otherwise specified in an accompanying pricing supplement to this Prospectus Supplement (the "Pricing Supplement"), the Notes will be issued in fully registered form in denominations of U.S. $1,000, and integral multiples thereof or, in the case of Foreign Currency Notes, in the denominations specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except for Foreign Currency Notes, the Notes will be represented by one or more permanent global Notes registered in the name of The Depository Trust Company or its nominee. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to maturity.

     The interest rate or interest rate formula, if any, issue price, priority, stated maturity, Specified Currency, and redemption and repayment provisions, if any, and other terms, if any, of each Note will be established by the Corporation at the date of issuance of such Note and will be set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (the "Fixed Rate Notes"), or at a rate or rates determined by reference to LIBOR, the Treasury Rate, the Commercial Paper Rate, the CD Rate, the Federal Funds Rate, the Prime Rate, the 11th District Cost of Funds Rate, the CMT Rate, or other rate basis, as specified in the applicable Pricing Supplement, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Note or by reference to such other rate formula as specified in the applicable Pricing Supplement (the "Floating Rate Notes"). The Notes may be issued as "Extendible Notes" whose interest rate or interest rate formula may be adjusted on specified dates and which may be subject to repayment at certain times at the option of the holder or to redemption at certain times at the option of the Corporation. Fixed Rate Notes may be issued as Original Issue Discount Notes (as defined herein) at a discount from the principal amount payable at maturity thereof, and may include provisions under which holders of Original Issue Discount Notes do not receive periodic payments of interest on such Notes ("Zero-Coupon Notes"). Interest rates and interest rate bases or formulae are subject to change by the Corporation but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Corporation.

     Interest on each Fixed Rate Note, other than Zero-Coupon Notes, and interest on each Floating Rate Note is payable on the dates established by the Corporation on the date of issue and set forth in such Note and in the applicable Pricing Supplement. See "Description of the Notes". Unless otherwise specified in the applicable Pricing Supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the Specified Currency in which such Note is denominated. See "Foreign Currency Risks".

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR  DISAPPROVED BY  THE  SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
        ANY PRICING SUPPLEMENT, OR THE PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================
                    Price to             Agents' Commissions or                        Proceeds to
                    Public(1)                Discounts (2)                          Corporation(2)(3)
---------------------------------------------------------------------------------------------------------------
Per Note .....        100%                    .125%--.750%                           99.250%--99.875%
---------------------------------------------------------------------------------------------------------------
Total(4) .....   U.S.$5,918,000,000   U.S.$7,397,500--U.S.$44,385,000    U.S.$5,873,615,000--U.S.$5,910,602,500
===============================================================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to public will be 100% of the principal amount.
(2) Unless otherwise specified in the applicable Pricing Supplement, the Corporation will pay to Lehman Brothers Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Warburg Dillon Read LLC (each an "Agent" and, collectively, the "Agents"), a commission, in the form of a discount, on the Notes (whether denominated in U.S. dollars or in a Specified Currency) ranging from .125% to .750% of the principal amount of any Note sold through any such Agent, depending upon the maturity of such Note, except that the commission payable by the Corporation to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time the Corporation issues such Notes. The Corporation also may sell Notes to any Agent, as principal, at a discount for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so agreed, on a fixed public offering price basis. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. No commission will be payable on Notes sold directly to purchasers by the Corporation.
(3) Before deduction of estimated expenses payable by the Corporation of U.S. $3,023,500.
(4)  Or the equivalent thereof for Notes denominated in a Specified Currency.

                                   ----------

     The Notes are being offered hereby on a continuing basis for sale directly by the Corporation in those jurisdictions where it is authorized to do so. In addition, the Corporation may offer the Notes through the Agents who have separately agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Corporation may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so agreed, on a fixed public offering price basis. The Notes will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market for the Notes. There is no assurance that the full amount of Notes offered hereby may be sold, and the Corporation reserves the right to reduce the amount of Notes offered hereby at any time. The Corporation reserves the right to withdraw, cancel, or modify the offer made hereby without notice. The Corporation or any Agent may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution".

                                   ----------
LEHMAN BROTHERS
       CREDIT SUISSE FIRST BOSTON
                GOLDMAN, SACHS & CO.
                           MERRILL LYNCH & CO.
                                    MORGAN STANLEY DEAN WITTER
                                               SALOMON SMITH BARNEY
                                                         WARBURG DILLON READ LLC
September 25, 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE NOTES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "PLAN OF DISTRIBUTION."

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The Notes and the applicable Pricing Supplement will specify certain additional terms of the Notes, which terms shall supplement, and, to the extent inconsistent herewith and therewith, replace, the descriptions set forth herein and in the accompanying Prospectus.

General

     The Senior Notes will be issued as part of one or more separate, unlimited series of Debt Securities constituting superior indebtedness under one or more separate indentures (each, as supplemented, a "Senior Indenture", and collectively, the "Senior Indentures"), in each case between the Corporation and a banking institution organized under the laws of the United States or one of the states thereof (each, a "Senior Trustee", and collectively, the "Senior Trustees"). The Senior Subordinated Notes will be issued as either (i) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures (each, as supplemented, a "Senior Subordinated Indenture", and collectively, the "Senior Subordinated Indentures"), in each case between the Corporation and a banking institution organized under the laws of the United States or one of the states thereof (each, a "Senior Subordinated Trustee", and collectively, the "Senior Subordinated Trustees"), or (ii) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under the Senior Subordinated Indentures which is intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Board of Governors of the Federal Reserve System of the United States, if such series have the limited rights of acceleration described under "Description of Debt Securities--Senior Subordinated Securities" and "--Events of Default" in the accompanying Prospectus. The Senior Indentures and the Senior Subordinated Indentures are collectively referred to herein as the "Indentures". Unless otherwise specified in the applicable Pricing Supplement, with respect to each separate series of Notes issued under the Indentures, the applicable Trustee will serve as registrar, paying agent and authenticating agent (in each such capacity, the "Registrar", "Paying Agent" and "Authenticating Agent"), and may act as exchange rate agent if so specified in the applicable Pricing Supplement (in such capacity, the "Exchange Rate Agent").

     The Notes may be denominated in U.S. dollars or may be denominated in such other Specified Currencies as may be designated by the Corporation at the time of the offering. The Notes offered hereby will be initially limited to an aggregate initial offering price of U.S. $5,918,000,000 or the equivalent thereof, at the Market Exchange Rate (as defined under "Special Provisions Relating to Foreign Currency Notes--Payment Currency") on the applicable trade date, in other Specified Currencies. The amount of Senior Notes and Senior Subordinated Notes that may be issued (by virtue of offerings pursuant to other prospectuses) under the Senior Indentures and the Senior Subordinated Indentures, respectively, is unlimited. For a description of restrictions on the Corporation's ability to issue Senior Subordinated Notes, see "Description of Debt Securities--Certain Restrictive Provisions" in the accompanying Prospectus.

     Each Note will mature nine months or more from the date of issue as selected by the initial purchaser and agreed to by the Corporation. The specific Maturity Date (as defined below) of each Note will be set forth on the face thereof, and the specific Maturity Date, or the range of maturities, if any, for the Notes will be set forth in the applicable Pricing Supplement. The Notes will consist of one or more of (a) "Fixed Rate Notes", which may bear an interest rate of zero in the case of Zero-Coupon Notes, (b) "Floating Rate Notes", on which rates are determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a "Spread" and/or "Spread Multiplier", including but not limited to (i) "LIBOR Notes", (ii) "Treasury Rate Notes", (iii) "Commercial Paper Rate Notes", (iv) "CD Rate Notes", (v) "Federal Funds Rate Notes", (vi) "Prime Rate Notes", (vii) "11th District Cost of Funds Rate Notes", (viii) "CMT Rate Notes", and (ix) Notes on which rates are determined by reference to one or more other interest rate bases or formulae, (c) Notes bearing interest as otherwise specified in the applicable Pricing Supplement, or (d) "Extendible Notes", on which interest rates or interest rate bases or formulae may be adjusted on specified dates and may be subject to repayment at certain times at the option of the holder or to redemption at certain times at the option of the Corporation.

     The Notes will be denominated in U.S. dollars and payments of principal of, and premium and interest, if any, on the Notes will be made in U.S. dollars, except for Foreign Currency Notes or as may otherwise be provided for in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in fully registered form only, without coupons. Notes denominated in U.S. dollars will be issuable in denominations of $1,000 and integral multiples thereof. Foreign Currency Notes will be issuable in the denominations specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except for Foreign Currency Notes, the Notes will be represented by one or more permanent global Notes registered in the name of The Depository Trust Company, New York, New York (the "Depositary"), or its nominee, as described below. Subject to the requirements imposed by the Depositary, a single global Note will represent all Notes issued on the same day and having the same terms, including, but not limited to, the same currency or currency unit of denomination, Interest Payment Dates (as defined below), interest rate or interest rate basis or formula, if any, priority, stated maturity, and redemption and repayment provisions, if any. Payments of principal of, and premium and interest, if any, on Notes represented by a global Note will be made by the Paying Agent to the Depositary. See "Description of the Notes--Book-Entry System".

     Unless otherwise specified in the applicable Pricing Supplement, the following terms have the meanings set forth below:

     "Business Day" means any day, other than a Saturday or Sunday, that (a) is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close (i) with respect to all Notes, in The City of New York, and (ii) with respect to Foreign Currency Notes, in the principal financial center of the country of the Specified Currency (or, in the case of Foreign Currency Notes denominated in European Currency Units, in Brussels, Belgium), and (b) with respect to LIBOR Notes, is also a London Business Day (as defined below).

     "Calculation Agent" means, unless otherwise specified in the applicable Pricing Supplement, the Corporation acting in the capacity of calculation agent with regard to the Floating Rate Notes and, where applicable, certain other Notes.

     "Calculation Date" means, with respect to any Floating Rate Note and, where applicable, certain other Notes, unless otherwise specified in an applicable Pricing Supplement, the earlier of (a) the Business Day immediately preceding the applicable Interest Payment Date (as defined below), the date on which such Note will mature (the "Maturity Date") or the date of redemption or repayment, as the case may be, or (b) the fifth Business Day after an Interest Determination Date (as defined below) relating to such Note.

     "Index Maturity" means, with respect to any Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate is based, as specified in the applicable Pricing Supplement and in such Note.

     "Interest Determination Date" means, for any Interest Reset Date (as defined in "Description of the Notes --Interest Rates--Floating Rate Notes") with respect to any Floating Rate Note, the date for determining the rate of interest that will take effect on such Interest Reset Date, as specified therein and in the applicable Pricing Supplement.

     "Interest Payment Date" means a day on which interest is payable on the applicable Note.

     "Interest Rate" means, at any given time, the rate per annum at such time at which the applicable Note bears interest.

     "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on Floating Rate Notes (including the calculation of the Interest Factor and the Money Market Yield, each as described below) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward), or in the case of Floating Rate Notes denominated in a Specified Currency other than U.S. dollars, to the smallest whole unit of the Specified Currency.

     The Pricing Supplement relating to each Note will describe, among other things, the following terms: (1) the Specified Currency in which such Note is denominated; (2) whether such Note is a Fixed Rate Note or a Floating Rate Note;
(3) the price (which may be expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (4) the Maturity Date; (5) if such Note is a Fixed Rate Note, the Interest Rate, if any, for such Note; (6) if such Note is a Floating Rate Note, the Initial Interest Rate, the Interest Determination Date, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate (as defined in "Description of the Notes--Interest Rates"), if any, and the Spread and/or Spread Multiplier (as defined in "Description of the Notes--Interest Rates"), if any, and any other terms relating to the particular method of calculating the Interest Rate, for such Note; (7) if such Note may be redeemed or repaid prior to maturity, the provisions relating to such redemption or repayment; (8) whether such Note is a Senior Note or a Senior Subordinated Note and, if a Senior Subordinated Note, whether the maturity of such Note may be subject to acceleration by the holders or Trustee of such Note only in the event of certain circumstances related to the insolvency of the Corporation; (9) if such Note is an Extendible Note, the provisions relating to such extension;
(10) the date on which such Note will be issued (the "Issue Date"); (11) whether such Note is a global Note or a certificated Note; (12) the Trustee, Registrar, Paying Agent, and Authenticating Agent under the Indenture pursuant to which the
Note is to be issued; and (13) any other terms of such Note not inconsistent with the provisions of the Indenture.

Payment and Paying Agents

     Unless otherwise specified in the applicable Pricing Supplement, the payment of the principal of, and premium and interest, if any, on each Note that is to be made in U.S. dollars (including payments that are to be made in U.S. dollars with regard to Foreign Currency Notes) will be made in the manner described below. For a description of special provisions relating to the payment of the principal of, and premium and interest, if any, on a Foreign Currency Note to be made in a Specified Currency, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal and Interest".

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on each Interest Payment Date and on the Maturity Date or upon earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, interest on the Floating Rate Notes will be payable on the Interest Payment Dates set forth below and on the Maturity Date or upon earlier redemption or repayment. Interest payable on each Interest Payment Date will be paid to the person in whose name the Note is registered on the registry books of the Registrar at the close of business on the applicable record date (a "Record Date") next preceding each Interest Payment Date; provided, however, that interest payable on the Maturity Date or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable. Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date will be made on the next succeeding Interest Payment Date to the holder of record with respect to such Interest Payment Date.

     Interest on each Note (other than global Notes and Foreign Currency Notes and other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment) will be paid by check mailed to the person in whose name the Note is registered at the close of business on the applicable Record Date. Except as provided below, the principal of, and premium, if any, on each Note, and interest payable to the holder thereof, if any, when the principal of such Note is payable, will be paid on the Maturity Date or upon earlier redemption or repayment in immediately available funds upon surrender of the Note at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York. If the Paying Agent receives a written request from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the Notes not later than the close of business on (a) a Record Date pertaining to an Interest Payment Date or (b) the fifteenth day prior to the Maturity Date or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made on the Maturity Date or upon earlier redemption or repayment, only after surrender of the Note or Notes in the Borough of Manhattan, The City of New York, not later than one Business Day prior to the Maturity Date or the date of redemption or repayment, as the case may be), make all U.S. dollar payments to such holder by wire transfer to the account designated in such written request. Payment of principal of, and premium and interest, if any, on Notes represented by a permanent global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global Note representing such Notes. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

Interest Rates

     Each Note, except Zero-Coupon Notes, will bear interest from its Issue Date at the fixed rate per annum, or at the floating rate per annum determined pursuant to the interest rate formula, stated on the face thereof and in the applicable Pricing Supplement. Interest Rates are subject to change by the Corporation from time to time, but no such change will affect any Notes theretofore issued or as to which an offer has been accepted by the Corporation. Interest rates offered by the Corporation with respect to the Notes may differ among different series of Debt Securities offered within a short time frame depending upon, among other things, changes in overall economic or market conditions or differences in the aggregate principal amount of Notes purchased by each investor in different series of Debt Securities.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Rate on each Note will be equal to (a) in the case of a Fixed Rate Note, a fixed rate, or (b) in the case of a Floating Rate Note, either (i) an interest rate determined by reference to the interest rate basis specified in the applicable Pricing Supplement plus or minus the Spread, if any, and/or (ii) an interest rate calculated by reference to the interest rate basis specified in the applicable Pricing Supplement multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the Interest Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable
Pricing Supplement as being applicable to the Interest Rate for such Floating Rate Note. Any Floating Rate Note may also have either or both of the following:
(i) a maximum numerical Interest Rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate"); and (ii) a minimum numerical Interest Rate limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate"). The applicable Pricing Supplement will specify the interest rate basis and the Spread or Spread Multiplier, if any, or other interest rate formula and the Maximum or Minimum Interest Rate, if any, applicable to each Floating Rate Note. The Interest Rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest which may be charged to a corporation is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

   Fixed Rate Notes

     Each Fixed Rate Note, except Zero-Coupon Notes, will bear interest from the Issue Date at the annual interest rate stated therein and specified in the applicable Pricing Supplement. Interest on the Fixed Rate Notes, except Zero-Coupon Notes, will be payable on the Interest Payment Dates stated therein and specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the

Interest Payment Dates for the Fixed Rate Notes will be January 15 and July 15 of each year and on the Maturity Date or upon earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, the Record Dates for the Fixed Rate Notes will be the fifteenth calendar day next preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date or the Maturity Date (or the date of redemption or repayment) with respect to a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date (or the date of redemption or repayment), as the case may be. Interest payments on each Fixed Rate Note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Original Issue Date if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

     Fixed Rate Notes may be issued as discounted securities (bearing no interest in the case of Zero-Coupon Notes or bearing interest at a rate which at the time of issuance is below market rates) at an issue price lower than the principal amount thereof and which provide that upon redemption, repayment, or acceleration of the maturity thereof an amount less than the principal amount thereof shall become due and payable, or which for United States federal income tax purposes would be considered original issue discount notes ("Original Issue Discount Notes"). Certain information concerning United States federal income tax aspects of Zero-Coupon Notes or Original Issue Discount Notes is set forth elsewhere in this Prospectus Supplement and may be set forth in the applicable Pricing Supplement.

   Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each Floating Rate Note will bear interest from the Issue Date at the floating rate per annum determined pursuant to the interest rate formula stated therein and specified in the applicable Pricing Supplement. Interest on the Floating Rate Notes will be payable on the Interest Payment Dates stated therein and specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Floating Rate Notes will be, in the case of Floating Rate Notes which reset (a) daily, weekly, or monthly, either the third Wednesday of each month or the third Wednesday of March, June, September, and December of each year, as specified in the Note and in the applicable Pricing Supplement,
(b) quarterly, the third Wednesday of March, June, September, and December of each year, (c) semi-annually, the third Wednesday of the two months of each year specified in the Note and in the applicable Pricing Supplement, and (d) annually, the third Wednesday of the month specified in the Note and in the applicable Pricing Supplement and, in each case, on the Maturity Date or upon earlier redemption or repayment. Interest payments on each Floating Rate Note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Original Issue Date if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be. The Record Dates for the Floating Rate Notes shall be the fifteenth calendar day next preceding each Interest Payment Date and interest will be computed in the manner set forth below.

     If an Interest Payment Date, other than an Interest Payment Date occurring on the Maturity Date (or the date of redemption or repayment), with respect to a Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such Note. If the Maturity Date (or the date of redemption or repayment) with respect to a Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, the payment of principal and premium and interest, if any, will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment).

     Accrued interest will be computed by adding the Interest Factors (as defined below) calculated for each day from the date of issue or from the last date to which interest has been paid or duly provided for with respect to any Floating Rate Note up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for each such day will be computed by multiplying the face amount of such Floating Rate Note by the Interest Rate applicable to such day and dividing the product thereof by 360, or, in the case of any Treasury Rate Note or CMT Rate Note, by the actual number of days in the year.

     The Interest Rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, or annually (each date on which such reset occurs, an "Interest Reset Date"), as specified therein and in the applicable Pricing Supplement.

     Unless otherwise specified in the Note and in the applicable Pricing Supplement, the "Interest Reset Date" will be, in the case of Floating Rate Notes which reset (a) daily, each Business Day, (b) weekly, the Wednesday of each week (other than weekly reset Treasury Rate Notes, which reset on the Tuesday of each week, except as provided below), (c) monthly, the third Wednesday of each month (with the exception of monthly reset 11th District Cost of Funds Rate Notes, which will reset on the first calendar day of the month),
(d) quarterly, the third Wednesday of March, June, September, and December of each year, (e) semi-annually, the third Wednesday of the two months specified in the Note and in the applicable Pricing Supplement, and (f) annually, the third Wednesday of the month specified in the Note and in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

      Unless otherwise specified in the applicable Pricing Supplement, (i) the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note, CMT Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, or Prime Rate Note will be the Business Day next preceding the Interest Reset Date,
(ii) the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Business Day next preceding the Interest Reset Date, (iii) the Interest Determination Date pertaining to an Interest Reset Date for the 11th District Cost of Funds Rate Note will be the last working day of the month of the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") next preceding the Interest Reset Date on which the FHLB of San Francisco publishes the monthly 11th District Cost of Funds Index (as defined below), and (iv) the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week on which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Rate determined with respect to any Interest Determination Date for any Floating Rate Note will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the Interest Rate in effect with respect to any Floating Rate Note for the period from the Issue Date to the first Interest Reset Date will be the "Initial Interest Rate" as set forth or described in the applicable Pricing Supplement. Such Interest Rate will be applicable from and including the Interest Reset Date to which it relates to but not including the next succeeding Interest Reset Date or until the Maturity Date, as the case may be.

     The Interest Rate determined with respect to any Interest Determination Date for any Floating Rate Note will be determined by the Calculation Agent in accordance with the provisions below. The Calculation Agent will, upon the request of the holder of any Floating Rate Note and to the extent available, provide the Interest Rate then in effect for such Note and, if different, the Interest Rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to such Note.

     LIBOR Notes. The Interest Rate on any LIBOR Note will be equal to the then applicable LIBOR, as adjusted by the Spread and/or the Spread Multiplier, if any, specified in such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the applicable LIBOR will be determined according to the method specified in the Note and in the applicable Pricing Supplement for each Interest Determination Date relating to a LIBOR Note in accordance with the following provisions:

         (i) On each Interest Determination Date relating to a LIBOR Note, LIBOR will be (a) where the applicable Pricing Supplement specifies LIBOR-Telerate (as defined below) as the method for determining LIBOR, the rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement which appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date ("LIBOR-Telerate") or (b) where the applicable Pricing Supplement specifies LIBOR-Reuters (as defined below) as the method for determining LIBOR, the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date, provided that at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR-Reuters"); provided, however, that if the method for determining LIBOR with respect to any LIBOR Note is not specified therein or in the applicable Pricing Supplement, "LIBOR" means LIBOR-Telerate.

         (ii) If on any Interest Determination Date, (x) in any case where LIBOR-Telerate applies, the rate for deposits in U.S. dollars having the applicable Index Maturity does not appear on the Telerate Page 3750 as specified in (i)(a) above, or, (y) in any case where LIBOR-Reuters applies, fewer than two offered rates for deposits in U.S. dollars having the applicable Index Maturity appear on the Reuters Screen LIBO Page as specified in (i)(b) above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as described in this sentence, the Interest Rate will be the Interest Rate in effect on such Interest Determination Date.

     "Telerate Page 3750" means the display page designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

     "Reuters Screen LIBO Page" means the display page designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates).

     Treasury Rate Notes. The Interest Rate on any Treasury Rate Note will be equal to the then applicable Treasury Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, specified in such Treasury Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction of direct obligations of the United States ("Treasury bills") held on such Interest Determination Date having the Index Maturity specified in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "Treasury bills--auction average (investment)". If Treasury bills have been auctioned on such Interest Determination Date but such rate has not been so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Treasury Rate means, with respect to such Interest Determination Date, the auction average rate for the aforementioned auction for such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise reported by the United States Department of the Treasury. In the event that the results of the auctions of Treasury bills are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or no auction was held during the week in which the Interest Reset Date falls (or on the Friday preceding such week as described above), then the Treasury Rate will be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as described in this sentence, the Interest Rate will be the Interest Rate in effect on such Interest Determination Date.

     Commercial Paper Rate Notes. The Interest Rate on any Commercial Paper Rate Note will be equal to the then applicable Commercial Paper Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519), under the heading "Commercial Paper Nonfinancial". In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities", or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations"), under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date such rate is not yet published in either H. 15(519) or Composite Quotations, the Commercial Paper Rate for that Interest Determination Date will be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for nonfinancial issuers whose bond rating is "AA", or the equivalent, from a nationally recognized rating organization. If the dealers selected as aforesaid by the Calculation Agent are not quoting as described in the preceding sentence, the Interest Rate will be the Interest Rate in effect on such Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                          D  x  360
                  Money Market Yield =  ----------------- x 100
                                         360 - (D x M)
where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CD Rate Notes. The Interest Rate on any CD Rate Note will be equal to the then applicable CD Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, specified in such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "CDs (Secondary Market)". In the event such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit having the Index
Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on that Interest Determination Date, of major United States money center banks in The City of New York selected by the Calculation Agent for negotiable certificates of deposit with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as described in this sentence, the Interest Rate will be the Interest Rate in effect on such Interest Determination Date.

     Federal Funds Rate Notes. The Interest Rate on any Federal Funds Rate Note will be equal to the then applicable Federal Funds Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, as specified in such Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that date for Federal Funds as such rate is published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate will be the arithmetic mean of the rates, as of 9:00 a.m., New York City time, on such Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as described in this sentence, the Interest Rate will be the Interest Rate in effect on such Interest Determination Date.

     Prime Rate Notes. The Interest Rate on any Prime Rate Note will be equal to the then applicable Prime Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, specified in such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the prime rate or base lending rate on that date as such rate is published in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as described in this sentence, the Interest Rate will be the Interest Rate in effect on such Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display page designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     11th District Cost of Funds Rate Notes. The Interest Rate on any 11th District Cost of Funds Rate Note will be equal to the then applicable 11th District Cost of Funds Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, as specified in the 11th District Cost of Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "11th District Cost of Funds Rate" means, with respect to any Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 (as defined below) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on the applicable Interest Determination Date, the 11th District Cost of Funds Rate for such Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the 11th District Cost of Funds Rate for such Interest Determination Date will be the 11th District Cost of Funds Rate in effect on such Interest Determination Date.

     "Telerate Page 7058" means the display page designated as page 7058 on the Dow Jones Telerate Service (or such other page as may replace page 7058 on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

     CMT Rate Notes. The Interest Rate on any CMT Rate Note will be equal to the then applicable CMT Rate (as defined below), as adjusted by the Spread and/or Spread Multiplier, if any, as specified in the CMT Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the applicable Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating  the highest  quotation  (or, in the event of  equality,  one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as published in H.15(519)), for the purpose of displaying Treasury Constant Maturities as published in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either one, two, three, five, seven, ten, twenty or thirty years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

Extendible Notes

     Interest on Extendible Notes during the "Initial Interest Period" specified in the applicable Pricing Supplement is payable at the initial interest rate (which may be a fixed rate or a floating rate adjusted by a Spread and/or Spread Multiplier) (the "Initial Interest Rate") specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, for any Extension Period (as defined below) the Corporation shall establish, pursuant to the procedures specified in the applicable Pricing Supplement, (i) the Interest Rate or the interest rate basis and formula for determining the Interest Rate for such Extension Period in the case of Floating Rate Notes, (ii) the length of such Extension Period, (iii) the time of any Redemption Period (as defined below) during such Extension Period, and (iv) the percentage or percentages of the principal amount at which the Extendible Notes are to be redeemable during such Redemption Period. An "Extension Period" will be a period of one or more whole calendar periods (e.g., weeks, months, or years) commencing on the day following the last day of the Initial Interest Period or any subsequent Extension Period.

     Unless otherwise specified in the applicable Pricing Supplement, the Extendible Notes will be repayable in whole or in part on the day immediately following the end of the Initial Interest Period and on the day immediately following the end of each Extension Period, at the option of the holder, at 100% of the principal amount to be repaid, in each case plus accrued interest, if any, to the repayment date. The applicable Pricing Supplement will specify the procedures that must be followed in order to effect such a repayment.

     Unless otherwise specified in the applicable Pricing Supplement, (i) the Extendible Notes will not be redeemable before the day immediately following the end of the Initial Interest Period and (ii) the Corporation, at its option, may redeem any or all of the Extendible Notes either in whole or in part, upon not less than 30 nor more than 60 days' notice by mail, on the day immediately following the end of the Initial Interest Period at 100% of their principal amount and, during any Extension Period thereafter, on any date during any period within such Extension Period in which the Extendible Notes are redeemable at the option of the Corporation (a "Redemption Period") at such percentage or percentages of their principal amount as shall have been established by the Corporation, in each case plus accrued interest, if any, to the date fixed for redemption. The applicable Pricing Supplement will specify the procedures that must be followed in order to effect such a redemption.

Foreign Currency, Currency Indexed, and Other Indexed Notes

     The Corporation may from time to time offer Notes ("Foreign Currency Notes") which are denominated in a Specified Currency other than U.S. dollars, as specified in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks".

     The Corporation may from time to time offer Notes ("Currency Indexed Notes") of which the principal amount payable on the Maturity Date (or upon earlier redemption or repayment) and/or interest thereon will be determined with reference to the exchange rate of a Specified Currency relative to another currency or composite currency (the "Indexed Currency") or to a currency index (the "Currency Index"), each as specified in the applicable Pricing Supplement. Holders of Currency Indexed Notes may receive a principal amount on the Maturity Date or upon earlier redemption or repayment that is greater than or less than the face amount of such Notes depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency or Currency Index. Information as to the method for determining the amount of interest payable and the principal amount payable on the Maturity Date or upon earlier redemption or repayment, the relative value of the Specified Currency compared to the applicable Indexed Currency or Currency Index, any exchange controls applicable to the Specified Currency or Indexed Currency, and certain tax considerations associated with an investment in the Currency Indexed Notes will be set forth in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks".

     The Corporation from time to time may also offer indexed Notes ("Indexed Notes"), other than Currency Indexed Notes, the principal amount of which payable on the Maturity Date or upon earlier redemption or repayment and/or interest thereon may be determined by reference to one or more equity or other indices and/or formulae or the price of one or more specified commodities or by such other methods or formulae as may be specified by the Corporation in the applicable Pricing Supplement. The Pricing Supplement relating to such Indexed Notes will describe, as applicable, the method by which the amount of interest payable and the amount of principal payable on the Maturity Date or upon earlier redemption or repayment in respect of such Indexed Notes will be determined, certain tax consequences to holders of such Indexed Notes, certain risks associated with an investment in such Indexed Notes and other information relating to such Indexed Notes.

     An investment in the Currency Indexed Notes or in other Indexed Notes, as to principal or interest or both, to one or more values of commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate on Currency Indexed Notes and other Indexed Notes may be less than that payable on a conventional fixed-rate debt security issued at the same time, and the possibility exists that no interest will be paid or that negative interest will accrue, and the principal amount of a Currency Indexed Note or some other Indexed Note payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, and the possibility exists that no principal will be paid, or if such principal amount is utilized to net against accrued negative interest, the principal amount payable at maturity may be zero. The secondary market for Currency Indexed Notes and other Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Corporation and the value of the applicable currency commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Corporation has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency commodity or interest rate index will be increased. The historical experience of the relevant currency commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Currency Indexed Note or any other Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risk entailed by an investment in Currency Indexed Notes and other Indexed Notes and the suitability of such Notes in light of their particular circumstances.

     Unless otherwise specified in the applicable Pricing Supplement, (a) for the purpose of determining whether holders of the requisite principal amount of Debt Securities outstanding under the applicable Indenture have made a demand or given a notice or waiver or taken any other such action, the outstanding principal amount of Currency Indexed Notes or of other Indexed Notes will be deemed to be the face amount thereof, and (b) in the event of an acceleration of the maturity of a Currency Indexed Note or any other Indexed Note, the principal amount payable to the holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the Maturity Date thereof, as if the date of acceleration were the Maturity Date.

Redemption

     Unless otherwise specified in the applicable Pricing Supplement and except for Extendible Notes, the Notes will not be redeemable prior to maturity. The Notes will not be entitled to any sinking fund.

Repayment at Option of Holder

     Except as otherwise specified in the applicable Pricing Supplement and except for Extendible Notes, the Notes will not be repayable at the option of the holder.

Book-Entry System

     Unless otherwise specified in the applicable Pricing Supplement and except for Foreign Currency Notes, upon issuance, the Notes will be represented by a permanent global Note or Notes. Each permanent global Note will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, permanent global Notes will not be exchangeable for definitive certificated Notes.

     Ownership of beneficial interests in a permanent global Note will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such permanent global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such permanent global Note. Ownership of beneficial interests in such permanent global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary has no knowledge of the actual beneficial owners of the Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such permanent global Note.

     The Corporation has been advised by the Depositary that upon the issuance of a permanent global Note, and the deposit of such permanent global Note with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by such permanent global Note to the accounts of participants.

     Payment of principal of and premium and interest, if any, on Notes represented by a permanent global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global Note representing such Notes. The Corporation has been advised by the Depositary that upon receipt of any payment of principal of, or premium or interest, if any, on a permanent global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent global Note as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in a permanent global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     None of the Corporation, the Trustee, or any other agent of the Corporation or the Trustee will have any responsibility or liability for any aspect of the records of the Depositary, any nominee, or any participant relating to or payments made on account of beneficial interests in a permanent global Note or for maintaining, supervising, or reviewing any of the records of the Depositary, any nominee, or any participant relating to such beneficial interests.

     A permanent global Note is exchangeable for definitive Notes registered in the name of, and a transfer of a permanent global Note may be registered to, any person other than the Depositary or its nominee, only if:

         (a) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for such permanent global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) the Corporation in its sole discretion determines that such permanent global Note shall be exchangeable for definitive Notes in registered form; or

         (c) there shall have occurred and be continuing an event of default under the applicable Indenture, as described in the accompanying Prospectus, and the Depositary is notified by the Corporation, the applicable Trustee, or the applicable Registrar and Paying Agent that such global Note shall be exchangeable for definitive Notes in registered form.

Any permanent global Note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global Note, in denominations of $1,000 and integral multiples thereof. Such definitive Notes will be registered in the name or names of such person or persons as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global Note.

     Except as provided above, owners of beneficial interests in such permanent global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture, and no permanent global Note shall be exchangeable, except for another permanent global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture.

     The Corporation understands that, under existing industry practices, in the event that the Corporation requests any action of holders, or an owner of a beneficial interest in such permanent global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Corporation that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

Information Concerning the Exchange Rate Agents, Registrars, Paying Agents, and Authenticating Agents

     The Corporation from time to time may borrow from the Trustees, and the Corporation and certain of its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustees.

              SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and premium and interest, if any, on the Notes will be made in U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, the following provisions shall apply to Foreign Currency Notes which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

     Foreign Currency Notes are issuable in registered form only, without coupons. Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will be issued only in certificated form.

Currencies

      Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa, and banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if requested by a prospective purchaser of Notes on or prior to the fifth Business Day preceding the date of delivery of the Notes, or by such other day as determined by the Exchange Rate Agent who presented such offer to purchase Notes to the Corporation, such Exchange Rate Agent is prepared to arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by such Exchange Rate Agent on such terms and subject to such conditions, limitations, and charges as such Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

     Specific information about the currency or currency units in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable Pricing Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Payment of Principal and Interest

     The principal and premium and interest payments, if any, on Foreign Currency Notes are payable by the Corporation in the Specified Currency.
However, except as provided below, the Exchange Rate Agent appointed by the Corporation to convert principal and premium and interest payments, if any, in respect of Foreign Currency Notes to U.S. dollars will convert all payments of principal of and premium and interest, if any, on Foreign Currency Notes to U.S. dollars. However, unless otherwise specified in the applicable Pricing Supplement, the holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

     Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of Notes not electing to receive the Specified Currency on such payment date and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive payment of the principal of and premium and interest, if any, on the Foreign Currency Note in the Specified
Currency by transmitting a written request for such payment to the principal offices of the Paying Agent prior to the Record Date immediately preceding any Interest Payment Date and at least fifteen days prior to the Maturity Date or the date of redemption or repayment, if any, in the case of payments to be made on the Maturity Date or upon earlier redemption or repayment. Such request may be in writing (mailed or hand delivered) or by cable, telex, or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all payments of principal and premium and interest, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any such revocation must be received by the Paying Agent on or prior to the Record Date in the case of any payment of interest or at least fifteen days prior to the Maturity Date or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Unless otherwise specified in the applicable Pricing Supplement, the payment of the principal of and premium and interest, if any, on each Foreign Currency Note to be made in U.S. dollars will be made in the manner specified under "Description of the Notes--Payment and Paying Agents". Unless otherwise specified in the applicable Pricing Supplement, the payment of principal of and premium and interest, if any, on each Foreign Currency Note to be made in the Specified Currency will be made as set forth below. The payment of interest on a Foreign Currency Note (other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment) to be made in the Specified Currency will be paid by bank draft mailed to the person in whose name the Note is registered at the close of business on the applicable Record Date. The principal of and premium, if any, on such Foreign Currency Note and any interest payable to the holder thereof when the principal of such Foreign Currency Note is payable will be paid by bank draft upon surrender of such Note at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York. Specified Currency drafts will be drawn on a bank office located outside the United States. If the Paying Agent receives a written request from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to the Maturity Date or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made on the Maturity Date or earlier redemption or repayment, only after the surrender of the Note or Notes in the Borough of Manhattan, The City of New York, not later than one Business Day prior to the Maturity Date or the date of redemption or repayment, as the case may be), make all Specified Currency payments to such holder by wire transfer to an account (i) designated in such written request and (ii) maintained in the country of the Specified Currency.

Outstanding Foreign Currency Notes

      For purposes of calculating the principal amount of any Foreign Currency Note payable in a Specified Currency for any purpose under the Indentures, the principal amount of such Foreign Currency Note at any time outstanding shall be deemed to be the U.S. dollar equivalent, determined as of the date of the original issuance of such Foreign Currency Note, of the principal amount of such Foreign Currency Note.

Payment Currency

      If a Specified Currency is not available for the payment of principal of, and premium and interest, if any, with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Corporation, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public authorities of or within the international banking community, the Corporation will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the second day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in an applicable Pricing Supplement. Any payment made under such circumstances in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the Indentures.

     If payment on a Foreign Currency Note is required to be made in European Currency Units ("ECU") and ECU are unavailable due to the imposition of exchange controls or other circumstances beyond the Corporation's control, or are no longer used in the European Monetary System, all payments due on that date with respect to such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Paying Agent on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be multiplied or divided in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above by the Exchange Rate Agent or Paying Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the Corporation) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes and the Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability therefor. Any payment made in U.S. dollars under the aforementioned circumstances where required payment is in a Specified Currency will not constitute a default under the Indentures.

                             FOREIGN CURRENCY RISKS

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN CURRENCY INDEXED NOTES OR NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS AS THEY EXIST AT THE DATES THEREOF OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE
INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY, CURRENCY UNIT, OR INDEXED TRANSACTIONS.

Exchange Rates and Exchange Controls

     An investment in the Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in Currency Indexed Notes entails significant risks that are not associated with a similar investment in a non-currency indexed Note. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Corporation has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is in most cases established principally by the supply of and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments, and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to, among other things, the monetary, fiscal, and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note.
Depreciation of the Specified Currency in a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Specified Currency in a Currency Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at the Maturity Date (or upon earlier redemption or repayment) thereof being less than the face amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its stated interest rate and could also result in a loss to the investor.

     Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments in fact use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes or Currency Indexed Notes is that their U.S. dollar-equivalent yields could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note that would otherwise be payable in such Specified Currency would not be available at such Note's maturity. In that event, the Corporation will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the second day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency".

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in foreign currencies will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Corporation disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding, or receipt of payments of principal of and premium and interest, if any, on the Notes. Such persons should consult their own counsel with regard to such matters.

Judgments

      Courts in the United States generally would grant or enforce a judgment relating to an action based on the Foreign Currency Notes and Currency Indexed Notes only in U.S. dollars, and the date used to determine the rate of conversion of foreign currencies into U.S. dollars will depend on various factors, including which court rendered the judgment. Section 27 of the Judiciary Law of the State of New York provides that a New York State court would be required to enter a judgment in the Specified Currency of the underlying obligation; such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary, which was prepared by Schulte Roth & Zabel LLP, counsel to the Corporation, describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers as capital assets and does not deal with special situations, such as those of dealers in securities or financial institutions, life insurance companies, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or persons owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Corporation. In addition, with respect to a particular series of Notes, the discussion below must be read in conjunction with the discussion of certain federal income tax consequences that may appear in the applicable Pricing Supplement for such series. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations"), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise changed so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership, or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

United States Holders

     As used herein,  a "United  States Holder" of a Note means a holder that is
(i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all the substantial decisions of such trust. A "Non-United States Holder" is a holder that is not a United States Holder.

     Payments of Interest. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     Original Issue Discount. The following is a summary of the principal United States federal income tax consequences of the ownership of Original Issue Discount Notes by United States Holders. Additional rules applicable to Original Issue Discount Notes that are denominated in or determined by reference to a Specified Currency are described under "Foreign Currency Notes" below.

     A Note may be issued for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments to be made on the Note other than "qualified stated interest" payments). The difference between the stated redemption price at maturity of the Note and its "issue price", if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, will be "original issue discount" ("OID"). The "issue price" of each Note will be the initial offering price to the public at which a substantial amount of the particular offering is sold. A "qualified stated interest" payment is stated interest that is unconditionally payable at least annually at a single fixed rate, or, generally, at a rate (a "Variable Rate") that varies among payment periods if such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or that is based upon the changes in the yield or price of certain actively traded personal property. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notes that may be redeemed prior to their maturity date at the option of the issuer will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Notes that may be redeemed prior to their maturity date at the option of the holder will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. Notice will be given in the applicable Pricing Supplement if the Corporation issues Notes that are redeemable prior to maturity and determines that such Notes will be deemed to have a maturity date for federal income tax purposes prior to their Maturity Date.

     In certain cases (e.g., where interest payments are deemed not to be qualified stated interest payments), Notes that bear interest from a non-tax standpoint may be deemed instead to be Original Issue Discount Notes for federal income tax purposes, with the result that the inclusion of interest in income for federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. For those purposes, the Treasury Regulations provide rules for determining whether payments pursuant to a Note with a Variable Rate will be treated as payments of qualified stated interest. The Pricing Supplement for any series of Notes will specify whether they are Original Issue Discount Notes and, in the case of Notes with a Variable Rate, will describe the applicable rules for inclusion of OID in income of a United States Holder.

     United States Holders of Original Issue Discount Notes having a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual period for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess (if any) of (a) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. In determining OID allocable to an accrual period, if an interval between payments of qualified stated interest contains more than one accrual period the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the Note at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such Note that were not qualified stated interest payments. Under these rules, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The Corporation is required to report to the Internal Revenue Service (the "IRS") the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Original Issue Discount Notes"), OID is included in income currently either on a straight-line basis or, if the United States Holder so elects, under the constant yield method used generally for OID as described above. However, certain categories of United States Holders (such as individuals or other cash method taxpayers) are not required to include accrued OID on Short-Term Original Issue Discount Notes in their income currently unless they elect to do so. If such a United States Holder that does not elect to currently include the OID in income subsequently recognizes a gain upon the disposition of the Note, such gain will be treated as ordinary interest income to the extent of the accrued OID. Furthermore, such non-electing United States Holder of a Short-Term Original Issue Discount Note may be required to defer deductions for a portion of such United States Holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry such Note.

     Amortization of Premium. A Note may be considered to have been issued at a "premium" to the extent that the United States Holder's tax basis in the Note exceeds the Note's outstanding stated redemption price at maturity. A United States Holder generally may elect to amortize any premium on a Note by offsetting payments of qualified stated interest on such Note with the premium allocable to the accrual period or periods to which such qualified stated interest relates. The offset occurs at the time the holder of the Note includes the qualified stated interest in its income in accordance with its regular method of tax accounting. The amount of premium allocable to each accrual period is determined using a constant yield method. In the case of instruments that provide for alternative payment schedules, the amount of premium is generally determined by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. Any such election would apply to all debt securities (other than debt securities the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies (or that are thereafter acquired by the United States Holder) and is irrevocable without the consent of the IRS.

     Election to Treat All Interest as OID. A cash or accrual basis United States Holder may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above and the electing United States Holder will be required to amortize bond premium for all of the holder's other debt instruments with amortizable bond premium. The election is to be made for the taxable year in which the United States Holder acquires the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

     Sale, Exchange, and Retirement of Notes. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by all accrued OID and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest payments. Upon the sale, exchange, or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or retirement and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Original Issue Discount Notes, and except with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the Note has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

     Extendible Notes. A Note may provide that the Corporation has the option to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, on an Interest Reset Date or to extend the maturity of a Note on the Maturity Date. The treatment of a United States Holder of Notes with respect to which such an option has been exercised who does not elect to have the Corporation repay such Notes on the applicable Optional Reset Date or Original Stated Maturity will depend on the terms established for such Notes by the Corporation pursuant to the exercise of such option (the "Revised Terms"). Such holder may be treated for federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

     If the exercise of the option by the Corporation is not treated as an exchange of Old Notes for New Notes, no gain or loss would be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Notes and the holder's adjusted tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. Although, in this regard, the meaning of the term "principal amount" is not clear, such term could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered. The presence of such options may also affect the calculation of OID, among other things. Persons considering the purchase of Extendible Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

     Foreign Currency Notes. The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Note denominated in a Specified Currency other than the U.S. dollar ("Foreign Currency Notes") and deals only with Foreign Currency Notes that are not treated, for federal income tax purposes, as an integrated economic transaction in conjunction with one or more spot contracts, futures contracts or similar financial instruments. Persons considering the purchase of Foreign Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

     If interest payments are made in a Specified Currency to a United States Holder who is not required to accrue such interest prior to its receipt, such holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Specified Currency received at the "spot rate" for such Specified Currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

     A United States Holder who is required to accrue interest on a Foreign Currency Note prior to receipt of such interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. The average rate of exchange for an interest accrual period is generally the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). An accrual basis holder may, however, elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if such date is within five business days of the end of the accrual period. Any such election would apply to all debt securities held by the United States Holder at the beginning of the first taxable year to which the election applies (or thereafter acquired by the United States Holder) and is irrevocable without the consent of the IRS. Upon receipt of an interest payment on such Note, such holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date received) and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

     OID on a Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable Specified Currency and then translated into U.S. dollars in the same manner as interest income accrued by a United States Holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date of payment). For this purpose, all receipts on a Note will be viewed first as the receipt of any periodic interest payments called for under the terms of the Note, second as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

     A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Specified Currency amount paid for such Foreign Currency Note determined at the time of such purchase. In the case of a Note that is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. A United States Holder who purchases a Note with any previously owned Specified Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such Specified Currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange, or retirement will be the U.S. dollar value of the amount realized in Specified Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, or retirement and in accordance with his method of accounting. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale.

     A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange or retirement) of a Foreign Currency Note. Such gain or loss will be treated as ordinary income or loss. Such gain or loss may be required to be netted against any non-exchange gain or loss in calculating overall gain or loss on a Note. Under proposed Treasury Regulations issued on March 17, 1992, which could differ materially from the final Treasury Regulations, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (i) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that such Note was held and (ii) such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note.

     A United States Holder's tax basis in any Specified Currency received as interest on (or OID with respect to), or received on the sale or retirement of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received such Specified Currency. Any gain or loss recognized by a United States Holder on a sale, exchange, or other disposition of Specified Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

Indexed Notes

     The tax treatment of a United States Holder of an Indexed Note will depend on factors including the specific index or indices used to determine indexed payments on the Note and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of Indexed Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

Non-United States Holders

     Non-United States Holders generally will not be subject to United States federal withholding tax on the interest income (including any OID and income with respect to Foreign Currency Notes) on any Note, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation related to the Corporation through stock ownership, and (iii) the beneficial owner provides the correct certification of Non-United States Holder status (which may generally be satisfied by providing an IRS Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

     A Non-United States Holder generally will not be subject to United States federal income tax on gain realized from the sale, exchange or retirement of a Note, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States, (ii) the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, or (iii) the Non-United States Holder is an individual who is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     A Note held by an individual who is not a citizen or resident of the United States at the time of such holder's death will not be subject to United States federal estate tax, provided that any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business in the United States and the individual does not own, actually or constructively, at the date of death, 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote.

Backup Withholding and Information Reporting

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium made on a Note and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a correct taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     Information reporting and backup withholding do not apply to payments made on a Note to a Non-United States Holder if the certification described in clause
(iii)  of the  first  paragraph  under  "Non-United  States  Holders"  above  is received, provided the payor does not have actual knowledge that the certifications are incorrect. Special rules may apply with respect to the payment of the proceeds from the sale of a Note to or through foreign offices of certain brokers.

      The backup withholding tax is not an additional tax and may be credited against a holder's regular United States federal income tax liability or refunded by the IRS where applicable.

                              PLAN OF DISTRIBUTION

     The Notes are being offered hereby on a continuing basis for sale directly by the Corporation in those jurisdictions where it is authorized to do so. In addition, subject to the terms and conditions set forth in the Selling Agency Agreement, dated May 15, 1996, the Corporation may offer the Notes through any of the Agents who have separately agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Corporation may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so agreed, on a fixed public offering price basis. Unless otherwise specified in the applicable Pricing Supplement, the Corporation will pay each Agent a commission, in the form of a discount, which, depending on the maturity of the Notes placed by such Agent, will range from .125% to .750% of the principal amount of such Notes, except that the commission payable by the Corporation to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time the Corporation issues such Notes. No commission will be payable to the Agents on the Notes sold directly to purchasers by the Corporation. Payment of the purchase price of the Notes will be required to be made in immediately available funds.

     The Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Corporation. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

     The Corporation will have the sole right to accept offers to purchase Notes and may, in its absolute discretion, reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of Notes through it.

     In connection with the offering, the Agents may engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agents create a short position in the Notes in connection with the offering (i.e., if they sell a larger principal amount of the Notes than is set forth on the cover page of this Prospectus Supplement or the applicable Pricing Supplement), the Agents may reduce that short position by purchasing Notes in the open market.

     In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

     Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Agents makes any representations that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each Agent may be deemed to be an "Underwriter" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Corporation has agreed to indemnify each Agent against certain liabilities, including liabilities under the Act, or to contribute to payments each Agent may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Corporation has been advised by the Agents that each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so and may discontinue making a market in the Notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

Prospectus

                              The CIT Group, Inc.

                                Debt Securities

                                   ----------

     The CIT Group, Inc. (the "Corporation") intends to issue from time to time, in one or more series with the same or various terms, debt securities (the "Debt Securities"), which may be either senior (the "Senior Securities") or senior subordinated (the "Senior Subordinated Securities") in priority of payment, with an aggregate initial offering price not to exceed $6.718 billion (or (i) if the principal of the Debt Securities is denominated in a foreign currency, the equivalent thereof at the time of offering, or (ii) if the Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $6.718 billion). Each Debt Security will be a direct, unsecured obligation of the Corporation and will be offered to the public on terms determined by market conditions at the time of sale. The Corporation may sell its Debt Securities (i) directly to purchasers,
(ii) through agents designated from time to time, (iii) to dealers, or (iv) through an underwriter or a group of underwriters. The specific designation, aggregate principal amount, currency of payment, authorized denominations, purchase price, maturity, rate and time of payment of any interest, any redemption terms, the designation of each Trustee (as defined herein) acting under the applicable Indenture (as defined herein), any listing on a securities exchange, or other specific terms of the Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") will be set forth in the accompanying supplement to the Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities. The Corporation reserves the sole right to accept or reject, in whole or in part, any proposed purchase of Offered Debt Securities.

     If any agents of the Corporation or any dealers or underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers, or underwriters and any applicable agent's commission, dealer's purchase price, or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Corporation from such sale will be (i) the purchase price of such Offered Debt Securities less such commission in the case of an agent, (ii) the purchase price of such Offered Debt Securities in the case of a dealer, or (iii) the public offering price less such discount in the case of an underwriter and less, in each case, other applicable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers, and underwriters.

                                   ----------

THESE  SECURITIES HAVE NOT  BEEN  APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY  OR  ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION  TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is September 24, 1998.

     NO SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE CORPORATION OR ANY DEALER, AGENT, OR UNDERWRITER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN AS CONTAINED IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE ANY OFFER BY ANY DEALER, AGENT OR UNDERWRITER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR SUCH DEALER, AGENT OR UNDERWRITER TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION AND ITS SUBSIDIARIES SINCE THE DATE OF THE INFORMATION CONTAINED HEREIN.

                             AVAILABLE INFORMATION

      The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference
Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Certain of the Corporation's securities are listed on the New York Stock Exchange and reports and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Corporation are incorporated by reference in this Prospectus:

          (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 together with the report of KPMG Peat Marwick LLP, independent certified public accountants;

          (b) The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

          (c) The Corporation's Current Reports on Form 8-K dated January 15, 1998, January 28, 1998, March 24, 1998, April 22, 1998, June 5, 1998, July
     22, 1998, July 29, 1998 and August 27, 1998.

     All documents filed by the Corporation pursuant to Sections 13(a) and (c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any or all of the foregoing documents described above which have been or may be incorporated by reference in this Prospectus other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such request should be directed to:

                         Corporate Secretary
                         The CIT Group, Inc.
                         1211 Avenue of the Americas
                         New York, New York 10036
                         (212) 536-1390

                                THE CORPORATION

     The Corporation is a leading diversified finance organization with over $22 billion of managed assets at December 31, 1997. The Corporation offers secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Corporation commenced operations in 1908 and has developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. The Corporation has its principal executive offices at 1211 Avenue of the Americas, New York, New York 10036 and its telephone number is (212) 536-1390.

     The Corporation operates through two business segments: (i) commercial, which is comprised of Equipment Financing (equipment financing and leasing), Capital Finance (commercial aircraft and rail equipment financing and leasing), Commercial Services (factoring), Business Credit (secured financing to middle-market and larger-sized businesses) and Credit Finance (secured financing to smaller-sized and middle-market businesses) strategic business units, and
(ii) consumer, which is comprised of the Consumer Finance (home equity) and Sales Financing (recreation vehicle, manufactured housing and recreational boat financing) strategic businesses units. These strategic business units offer products and services designed to satisfy the financing needs of specific customers, industries and markets.

     In November 1997, the Corporation issued 36,225,000 shares of Class A Common Stock in an initial public offering. The Dai-Ichi Kangyo Bank, Limited ("DKB") owns 126,000,000 of the outstanding shares of Class B Common Stock, each of which has five votes per share but is otherwise identical in all material respects to the Class A Common Stock (which has one vote per share). The Class B Common Stock owned by DKB, which is not publicly traded, represents in the aggregate 94.4% of the combined voting power of all of the outstanding Common Stock of the Corporation. For as long as DKB continues to own shares of Common Stock representing more than 50% of the combined voting power of the Class A Common Stock and Class B Common Stock, DKB will be able to direct the election of all of the members of the Corporation's Board of Directors and exercise a controlling influence over the business and affairs of the Corporation.

Commercial

     The Corporation's commercial operations are diverse and provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tool, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing and transportation. The secured lending, leasing and factoring products of the Corporation's commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and acquisition and expansion financing.

Equipment Financing and Leasing

     The Corporation's Equipment Financing and Leasing operations are conducted through two strategic business units: (i) The CIT Group/Equipment Financing ("Equipment Financing"), which focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling primarily with the construction, transportation and machine tool industries; and
(ii) The CIT Group/Capital Finance ("Capital Finance"), which focuses on the direct marketing of customized transactions relating primarily to commercial aircraft and rail equipment.

      Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle. For example, Capital Finance has the expertise to repossess commercial aircraft, if necessary, to obtain required maintenance and repairs for such aircraft, and to recertify such aircraft with appropriate authorities. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk and to manage equipment and residual value risks by locating alternative equipment users and/or purchasers in order to minimize such risk and/or the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability.

Equipment Financing

     Equipment Financing is the largest of the Corporation's strategic business units with total financing and leasing assets of $8.0 billion at December 31, 1997, representing 40.2% of the Corporation's total financing and leasing assets. Equipment Financing offers secured equipment financing and leasing products, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing and specialized wholesale and retail financing for distributors and manufacturers.

      Equipment Financing is a leading nationwide asset-based equipment lender. At December 31, 1997, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and printing. The Equipment Financing portfolio at December 31, 1997 included many different types of equipment, including construction, transportation, and manufacturing equipment and business aircraft.

     Equipment Financing originates its products through direct calling on customers and through its relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

Capital Finance

     Capital Finance had financing and leasing assets of $3.7 billion at December 31, 1997, which represented 18.5% of the Corporation's total financing and leasing assets. Capital Finance specializes in customized secured financing, including leases, loans, operating leases, single investor leases, debt and equity portions of leveraged leases, and sale and leaseback arrangements relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies.

     Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers, which provide Capital Finance with access to technical information, which supports customer service, and provides opportunities to finance new business.

     Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. To strengthen its position in the rail financing market, Capital Finance formed a dedicated rail equipment group in 1994 and currently maintains relationships with several leading railcar manufacturers in the United States. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products and plastic pellets, gondola cars for coal, steel coil and mill service, open hopper cars for coal and aggregates, center beam flat cars for lumber, and boxcars for paper and auto parts.

     New business is generated by Capital Finance through (i) direct calling efforts with equipment end-users and borrowers, including major airlines, railroads and shippers, (ii) relationships with aerospace, railcar and other manufacturers and (iii) intermediaries and other referral sources.

Factoring

     The CIT Group/Commercial Services ("Commercial Services") factoring operation had total financing and leasing assets of $2.1 billion at December 31, 1997, which represented 10.6% of the Corporation's total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection and lending services that include factoring, working capital and term loans, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

     Commercial Services provides financing to its clients through the purchase of accounts receivables owed to clients by their customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee, generally a percentage of the factored sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

     Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt charge offs, increasing sales, improving management information and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

     Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other referral sources.

Commercial Finance

     The Corporation's Commercial Finance operations are conducted through two strategic business units: (i) The CIT Group/Business Credit ("Business Credit"), which provides secured financing primarily to middle-market to larger-sized borrowers; and (ii) The CIT Group/Credit Finance ("Credit Finance"), which
provides   secured   financing   primarily  to  smaller-sized  to  middle-market
borrowers.

Business Credit

     Financing and leasing assets of Business Credit totaled $1.2 billion at December 31, 1997 and represented 6.3% of the Corporation's total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories and fixed assets to middle-market and larger-sized companies. Such loans are used by clients primarily for growth, expansion, acquisitions, refinancings and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

     Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

     Business is originated through direct calling efforts and intermediary and referral sources. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income.

Credit Finance

     Financing and leasing assets of Credit Finance totaled $889.8 million at December 31, 1997 and represented 4.5% of the Corporation's total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories and fixed assets. Such loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in such loans to other lenders and purchases participation interests in such loans originated by other lenders. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit Finance offer financing secured by accounts receivable, inventories and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

     Business is originated through the sales and regional offices and is also developed through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Consumer

     The Corporation's consumer business is focused primarily on home equity lending through The CIT Group/Consumer Finance ("Consumer Finance") and on retail sales financing secured by recreation vehicles, manufactured housing and recreational boats through The CIT Group Sales Financing ("Sales Financing"). Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center ("ASC"). Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts and other originators of consumer loans.

Consumer Finance

     Financing and leasing assets of Consumer Finance, which aggregated $2.0 billion at December 31, 1997, represented 10.0% of the Corporation's total financing and leasing assets. The managed assets of Consumer Finance were $2.4 billion at December 31, 1997, or 10.9% of total managed assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. The lending activities of Consumer Finance consist primarily of originating, purchasing and selling loans secured by first or second liens on detached, single family residential properties. Such loans are primarily made for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Consumer Finance originates loans through brokers and correspondents as well as on a direct marketing basis.

     The Corporation believes that its network of Consumer Finance offices, located in most major U.S. markets, enables it to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and automation, Consumer Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker and correspondent relationships.

Sales Financing

     The financing and leasing assets of Sales Financing, which aggregated $1.9 billion at December 31, 1997, represented 9.7% of the Corporation's total financing and leasing assets. The managed assets of Sales Financing were $3.9 billion at December 31, 1997, or 17.3% of total managed assets. The lending activities of Sales Financing consist primarily of providing nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing and recreational boats. During 1997, Sales Financing began providing wholesale manufactured housing and recreational boat inventory financing directly to dealers. Sales Financing originates loans predominately through recreation vehicle, manufactured housing and recreational boat dealer, manufacturer and broker relationships.

Servicing

     The ASC centrally services and collects substantially all of the Corporation's consumer finance receivables including loans originated or purchased by Sales Financing or Consumer Finance, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At December 31, 1997, the consumer finance servicing portfolio aggregated approximately 282,000 loans, including $1.5 billion of finance receivables serviced for third parties.

Securitization Program

     The Corporation funds most of its assets on balance sheet using its access to the commercial paper, medium-term note and capital markets. In an effort to broaden its funding sources and to provide an additional source of liquidity, the Corporation, in 1992, established a program to opportunistically access the public and private asset backed securitization markets. Current products utilized in the Corporation's program include consumer loans secured by recreation vehicles, recreational boats and residential real estate. As of December 31, 1997, the Corporation has sold $3.3 billion of finance receivables since the inception of the Corporation's asset backed securitization program and the remaining pool balances at December 31, 1997 aggregated $2.4 billion or 10.7% of the Corporation's total managed assets.

     Under a typical asset backed securitization, the Corporation sells a "pool" of secured loans to a special purpose entity, that, in turn, issues certificates and/or notes that are collateralized by the loan pool and that entitle the holders thereof to participate in certain loan pool cash flows. The Corporation retains the servicing of the securitized loans, for which it is paid a fee, and also participates in certain "residual" loan pool cash flows (cash flows after payment of principal and interest to certificate and/or note holders and after losses). At the date of securitization, the Corporation estimates the "residual" cash flows to be received over the life of the securitization, records the present value of these cash flows as an interest-only receivable, or I/O (a retained interest in the securitization), and recognizes a gain. The I/O is then amortized over the estimated life of the related loan pool.

     The Corporation, in its estimation of residual cash flows and related I/Os, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both the Corporation's historical experience and anticipated trends relative to the particular products securitized. Subsequent to the recognition of I/Os, the Corporation regularly reviews such assets for valuation impairment. These reviews are performed on a disaggregated basis. Fair values of I/Os are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to the Corporation's carrying values. Carrying value of the Corporation's I/O's at December 31, 1997 was $155.5 million and approximated fair value.

Equity Investments

     The CIT Group/Equity Investments and its subsidiary The CIT Group/Venture Capital (together "Equity Investments") originate and participate in merger and acquisition transactions, purchase private equity and equity-related securities and arrange transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications and consumer products industries. Equity Investments made its first investment in 1991 and had total investments of $65.8 million at December 31, 1997.

Competition

     The Corporation's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Corporation's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks have been formed by insurance companies and bank holding companies that compete with the Corporation. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of the competitors of the Corporation are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than the Corporation and may have access to capital at a lower cost than the Corporation. Also, the Corporation's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities such as short-term equipment rental and servicing, which currently are prohibited to the Corporation. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Corporation's products are characterized by a large number of competitors. However, with respect to some of the Corporation's products, competition is more concentrated.

     The Corporation competes primarily on the basis of pricing, terms, and structure, with other primary competitive factors including industry experience and client service and relationships. From time to time, competitors of the Corporation seek to compete aggressively on the basis of these factors and the Corporation may lose market share to the extent it is unwilling to match its competitors' pricing and terms in order to maintain its interest margins and/or credit standards.

     Other primary competitive factors include industry experience and client service and relationships. In addition, demand for the Corporation's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

Regulation

     DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"), and is registered as such with the Federal Reserve. As a result, the Corporation is subject to certain provisions of the Act and is subject to examination by the Federal Reserve. In general, the Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." The Corporation's current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company.

     In addition to being subject to the Act, DKB is subject to Japanese banking laws, regulations, guidelines and orders that affect permissible activities of the Corporation. DKB and the Corporation have entered into an agreement in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). That agreement prohibits the Corporation from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted or such filings having been made. The Corporation is also prohibited from engaging in any activity as would cause DKB, the Corporation or any affiliate of DKB or the Corporation to violate any Banking Laws. In the event that, at any time, it is determined by DKB that any activity then conducted by the Corporation is prohibited by any Banking Law, the Corporation is required to take all reasonable steps to cease such activity. Under the terms of that agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

     Two of the subsidiaries of the Corporation are investment companies organized under Article XII of the New York Banking Law and, as a result, the activities of these subsidiaries are restricted by state banking laws and these subsidiaries are subject to examination by state banking examiners. Also, any person or entity seeking to purchase "control" of the Corporation would be required to apply for and obtain the prior approval of the Superintendent of Banks of the State of New York. "Control" is presumed to exist if a person or entity would, directly or indirectly, own, control or hold (with power to vote) 10% or more of the voting stock of the Corporation.

     The operations of the Corporation are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, (i) regulate credit granting activities, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions and (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices.

     The Corporation's consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of such laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policies and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices that may apply to the origination, servicing and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the Corporation's ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Corporation to damages and administrative sanctions.

     Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of such preemption. Loans may also be subject to other federal laws, including:
(i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers and other parties regarding loan terms; (ii) the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder, which require certain disclosures to borrowers and other parties regarding certain loan terms and regulates certain practices with respect to such loans; (iii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act; (iv) the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and
(v) the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

     Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws may limit the ability of the Corporation to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage or to obtain a refund of amounts previously paid and, in addition, could subject the Corporation to damages and administrative sanctions.

     The above federal and state regulation and supervision could limit the Corporation's discretion in operating its businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates the Corporation charges will not rise to state maximum levels, the effect of any of which could be to adversely affect the business or results of operations of the Corporation. Under certain circumstance, the Federal Reserve has the authority to issue orders which could restrict the ability of the Corporation to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.

                        SUMMARY OF FINANCIAL INFORMATION

     The following is a summary of certain financial information of the Corporation and its subsidiaries. The data for the years ended December 31, 1997, 1996 and 1995 were obtained from the Corporation's audited consolidated financial statements contained in the Corporation's 1997 Annual Report on Form 10-K. The data for the years ended December 31, 1994 and 1993 were obtained from audited consolidated statements of the Corporation that are not incorporated by reference in this Prospectus. The data for the quarters ended June 30, 1998 and 1997 were obtained from the Corporation's unaudited condensed consolidated financial statements contained in the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. This summary should be read in conjunction with the financial information of the Corporation included in the reports referred to under "Documents Incorporated By Reference."

                                   Six Months Ended
                                        June 30,                    Years Ended December 31,
                                    --------------      ------------------------------------------------
                                    1998      1997      1997       1996      1995       1994        1993
                                    ----      ----      ----       ----      ----       ----        ----
                                                        (Dollar Amounts in Millions)
Finance income ................   $ 970.8   $ 889.0   $1,824.7   $1,646.2   $1,529.2   $1,263.8   $1,111.9
Interest expense ..............     502.4     456.7      937.2      848.3      831.5      614.0      508.0
                                  -------    ------   --------   --------   --------   --------   --------
  Net finance income ..........     468.4     432.3      887.5      797.9      697.7      649.8      603.9
Fees and other income .........     127.1     107.1      247.8      244.1      184.7      174.4      133.8
Gain on Sale of Equity interest
  acquired in loan workout ....        --      58.0       58.0         --         --         --         --
                                  -------    ------   --------   --------   --------   --------   --------
  Operating revenue ...........     595.5     597.4    1,193.3    1,042.0      882.4      824.2      737.7
                                  -------    ------   --------   --------   --------   --------   --------
Salaries and employee benefits      121.8     123.3      253.5      223.0      193.4      185.8      152.1
General operating expenses ....      83.9      87.2      174.9      170.1      152.3      152.1      130.1
                                  -------    ------   --------   --------   --------   --------   --------
Salaries and general operating
  expenses ....................     205.7     210.5      428.4      393.1      345.7      337.9      282.2
Provision for credit losses ...      44.4      56.0      113.7      111.4       91.9       96.9      104.9
Depreciation on operating
  lease equipment .............      78.7      66.0      146.8      121.7       79.7       64.4       39.8
Minority interest in subsidiary
  trust holding solely
  debentures of the company ...       9.6       6.7       16.3         --         --         --         --
                                  -------    ------   --------   --------   --------   --------   --------
     Operating expenses .......     338.4     339.2      705.2      626.2      517.3      499.2      426.9
                                  -------    ------   --------   --------   --------   --------   --------
Income before provision for
  income taxes ................     257.1     258.2      488.1      415.8      365.1      325.0      310.8
Provision for income taxes ....      91.7      94.4      178.0      155.7      139.8      123.9      128.5
                                  -------    ------   --------   --------   --------   --------   --------
     Net income ...............   $ 165.4    $163.8   $  310.1   $  260.1   $  225.3   $  201.1   $  182.3
                                  =======    ======   ========   ========   ========   ========   ========

     The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

Ratios of Earnings to Fixed Charges

                                     Six Months
                                        Ended
                                       June 30,             Years Ended December 31,
                                    ------------     ---------------------------------------
                                    1998    1997     1997     1996     1995     1994    1993
                                    ----    ----     ----     ----     ----     ----    ----
Ratio of earnings to fixed charges  1.50    1.55     1.51     1.49     1.44     1.52    1.60

     The ratios of earnings to fixed charges have been computed in accordance with requirements of the Commission's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges; fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Corporation, and the portion of rentals considered to represent an appropriate interest factor.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities offered hereby will provide additional working funds for the Corporation and its subsidiaries and will be used initially to reduce short-term borrowings (currently represented by commercial paper) incurred primarily for the purpose of originating and purchasing receivables in the ordinary course of business. The amounts which the Corporation itself may use in connection with its business and which the Corporation may furnish to particular subsidiaries are not now determinable. From time to time the Corporation may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

General

     The Debt Securities will constitute either Superior Indebtedness (as defined below) or Senior Subordinated Indebtedness (as defined below) of the Corporation. Senior Securities may be issued from time to time in one or more separate, unlimited series under one or more separate indentures, each substantially in the form of a global indenture (each such indenture and indentures supplemental thereto are hereinafter referred to as a "Senior Indenture", and collectively as the "Senior Indentures"), in each case between the Corporation and a banking institution organized under the laws of the United States or one of the states thereof (each such banking institution is hereinafter referred to as a "Senior Trustee", and collectively as the "Senior Trustees"). The Senior Subordinated Securities may be issued from time to time as either (i) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures, each substantially in the form of a global indenture (each such indenture and indentures supplemental thereto are hereinafter referred to as a "Senior Subordinated Indenture", and collectively as the "Senior Subordinated Indentures"), in each case between the Corporation and a banking institution organized under the laws of the United States or one of the states thereof (each such banking institution is hereinafter referred to as a "Senior Subordinated Trustee", and collectively as the "Senior Subordinated Trustees"), or (ii) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under the Senior Subordinated Indentures which is intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board, if such series have the limited rights of acceleration described under "Description of Debt Securities--Senior Subordinated Securities" and "Description of Debt Securities--Events of Default". The Senior Indentures and the Senior Subordinated Indentures are sometimes herein referred to as the "Indentures", and the Senior Trustees and the Senior Subordinated Trustees are sometimes herein referred to as the "Trustees".

     The statements under this heading are subject to the detailed provisions of each Indenture. A form of global Senior Indenture and a form of global Senior Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part. Wherever particular provisions of an Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

     The Debt Securities to be issued pursuant to this Prospectus, comprised of the Senior Securities and the Senior Subordinated Securities, are limited to an aggregate initial offering price of $6.718 billion (or (i) if the principal of the Debt Securities is denominated in a foreign currency, the equivalent thereof at the time of offering, or (ii) if the Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $6.718 billion). The Senior Indentures do not limit the amount of Debt Securities or other unsecured Superior Indebtedness which may be issued thereunder or limit the amount of subordinated debt, secured or unsecured, which may be issued by the Corporation. Except as described herein under "Description of Debt Securities--Certain Restrictive Provisions", the Senior Subordinated Indentures do not limit the amount of Debt Securities or other unsecured Senior Subordinated Indebtedness which may be issued thereunder or limit the amount of Junior Subordinated Indebtedness, secured or unsecured, which may be issued by the Corporation. At June 30, 1998, approximately $200 million of Senior Subordinated Indebtedness was issued and outstanding. At June 30, 1998, under the most restrictive provisions of the Senior Subordinated Indentures, the Corporation could issue up to approximately $2.4 billion of additional Senior Subordinated Indebtedness. The Debt Securities will be issued in fully registered form and, with regard to each issue of Offered Debt Securities in respect of which this Prospectus is being delivered, in the manner and in the denominations set forth in the accompanying Prospectus Supplement.

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Senior Subordinated Securities, in each case with the same or various maturities at par or at a discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount, and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued;
(iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest, or the method of determining such rate or rates, or the original issue discount, if applicable; (v) the times at which any such interest will be payable and the date from which any such interest shall accrue; (vi) provisions for a sinking, purchase, or other analogous fund, if any; (vii) any redemption terms; (viii) the designation of the office or agency of the Corporation in the Borough of Manhattan, The City of New York, where the Offered Debt Securities may be presented for payment and may be transferred or exchanged by the registered holders thereof or by their attorneys duly authorized in writing; (ix) if other than U.S. dollars, the currency (including composite currencies) in which the principal of, premium, if any, and/or interest on the Offered Debt Securities will be payable; (x) any currency (including composite currencies) other than the stated currency of the Offered Debt Securities in which the principal of, premium, if any, and/or interest on the Offered Debt Securities may, at the election of the Corporation or the holders, be payable, and the periods within which, and terms and conditions upon which, such election may be made; (xi) if the amount of payments of principal of, premium, if any, and/or interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xii) whether the Offered Debt Securities are Senior Securities or Senior Subordinated Securities, or include both; and (xiii) other specific terms.

     Principal, premium, if any, and interest, if any, less applicable withholding taxes, if any, will be payable at the office or agency of the Corporation maintained for such purpose in the Borough of Manhattan, The City of New York, provided that payment of interest, if any, less applicable withholding taxes, if any, may be made at the option of the Corporation by check mailed to the address of the person entitled thereto as it appears on the register of the Corporation. (Section 2.04 of the Indentures.)

     The Indentures provide that the Debt Securities will be transferable by the registered holders thereof, or by their attorneys duly authorized in writing, at the office or agency of the Corporation maintained for such purpose in such cities as will be designated in the Prospectus Supplement, in the manner and subject to the limitations provided in the Indentures, and upon surrender of the Debt Securities. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 2.06 of the Indentures.)

     "Indebtedness", when used in the definition of the terms "Superior Indebtedness", "Senior Subordinated Indebtedness", and "Junior Subordinated Indebtedness", means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities upon a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

     "Superior Indebtedness" means all Indebtedness of the Corporation that is not by its terms subordinate or junior to any other indebtedness of the Corporation. As discussed below, the Senior Securities constitute Superior Indebtedness.

     "Senior Subordinated Indebtedness" means all Indebtedness of the Corporation that is subordinate only to Superior Indebtedness. As discussed below, the Senior Subordinated Securities constitute Senior Subordinated Indebtedness.

     "Junior   Subordinated   Indebtedness"   means  all   Indebtedness  of  the
Corporation that is subordinate to both Superior Indebtedness and Senior Subordinated Indebtedness.

Senior Securities

      The Senior Securities will be direct, unsecured obligations of the Corporation, and will constitute Superior Indebtedness issued on a parity with the other Superior Indebtedness of the Corporation. At June 30, 1998, approximately $16.5 billion of outstanding Superior Indebtedness was reflected in the Corporation's consolidated unaudited balance sheet. The Senior Securities will be senior to all Senior Subordinated Indebtedness, including the Senior Subordinated Securities, which at June 30, 1998, totaled $200.0 million outstanding, and Junior Subordinated Indebtedness, none of which was outstanding at June 30, 1998. The subordination provisions applicable to the Senior
Subordinated Securities are discussed below under "Description of Debt Securities--Senior Subordinated Securities".

Senior Subordinated Securities

     The Senior Subordinated Securities will be direct, unsecured obligations of the Corporation subordinated as to principal, premium, if any, and interest to the prior payment in full of all Superior Indebtedness of the Corporation, including the Senior Securities. In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or similar proceedings or proceedings for voluntary liquidation, dissolution, or other winding up of the Corporation, whether or not involving insolvency or bankruptcy proceedings, the holders of Superior Indebtedness will first be paid in full before any payment on account of principal, premium, if any, or interest is made on the Senior Subordinated
Securities. An event of default under and/or acceleration of Superior Indebtedness does not in itself result in the suspension of payments on Senior Subordinated Securities. However, in the event the Senior Subordinated Securities are declared due and payable before their expressed maturity because of the occurrence of one of the events of default specified in the Senior Subordinated Indentures, holders of the Senior Subordinated Securities will be entitled to payment only after payment in full of Superior Indebtedness or provision for such payment is made.

     By reason of the foregoing subordination, in the event of insolvency, holders of Superior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Securities. The Senior Subordinated Securities are intended to rank in all respects on a parity with all other Senior Subordinated Indebtedness, including the Corporation's outstanding Senior Subordinated
Securities, and superior in right of payment to all Junior Subordinated Indebtedness and all outstanding capital stock.

     Senior Subordinated Securities of certain series may meet the requirements necessary for such series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If it is intended that any series be considered Tier II Capital, such series of the Senior Subordinated Securities may provide that the maturity date of any such series so designated by the Corporation in a supplement hereto will be subject to acceleration only in the event of certain circumstances related to the insolvency of the Corporation.

Certain Restrictive Provisions

     Except as set forth in the next sentence, no Indenture limits the amount of other securities which may be issued by the Corporation or its subsidiaries, but each contains a covenant that the Corporation will not pledge or otherwise subject to any lien ("Liens") any of its property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Corporation, except Liens in favor of any subsidiary of the Corporation; purchase money Liens existing on property, assets, shares of capital stock or indebtedness hereafter acquired; Liens on any property or assets existing at the time of acquisition by the Corporation; Liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds, and other similar obligations incurred in the ordinary course of business; Liens upon any real property acquired or constructed by the Corporation primarily for use in the conduct of its business; arrangements providing for the leasing by the Corporation of any property or assets, which property or assets have been or will be sold or transferred by the Corporation with the intention that such property or assets will be leased back to the Corporation, if the obligations in respect of such lease would not be included as liabilities on a consolidated balance sheet of the Corporation; Liens to secure non-recourse debt in connection with the Corporation engaging in any leveraged or single-investor or other lease transactions; consensual Liens in the ordinary course of business of the Corporation that secure indebtedness that would not be included in total liabilities as shown on the Corporation's consolidated balance sheet; Liens created by the Corporation in connection with any transaction intended by the Corporation to be a sale of property or assets of the Corporation; Liens on property or assets financed through tax-exempt municipal obligations; any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing, provided that any such extension, renewal or replacement is limited to all or a part of the property or assets which secured the Lien so extended, renewed or replaced (plus improvements on such property); Liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of the Corporation's consolidated net worth; and certain other minor exceptions. (Section 6.04 of the Indentures.) In addition, the Senior
Subordinated Indentures provide that the Corporation will not permit (i) the aggregate amount of Senior Subordinated Indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus the surplus (including retained earnings) of the Corporation and its consolidated subsidiaries or (ii) the aggregate amount of Senior Subordinated Indebtedness and Junior Subordinated Indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus the surplus (including retained earnings) of the Corporation and its consolidated subsidiaries. (Senior Subordinated Indenture Section 6.05.) Under the more restrictive of such tests in the Senior Subordinated Indentures, as of June 30, 1998, the Corporation could issue up to approximately $2.4 billion of additional Senior Subordinated Indebtedness. For information as to restrictions in other agreements on the Corporation's ability to issue Senior Subordinated Indebtedness, see "Description of Debt Securities--General" above.

     The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Corporation with the foregoing restrictions. (Senior Indenture
Section 6.06, Senior Subordinated Indenture Section 6.07.)

     Each Indenture provides that, subject to the restrictions described in the first sentence of the first paragraph under this caption, nothing contained in such Indenture will prevent the consolidation or merger of the Corporation with or into any other corporation, or the merger into the Corporation of any other corporation, or the sale by the Corporation of its property and assets as, or substantially as, an entirety, or otherwise. Notwithstanding the foregoing: (i) in the event of any such consolidation or merger in which the Corporation is not the surviving corporation, the surviving corporation must succeed to and be substituted for the Corporation and must expressly assume by an indenture executed and delivered to the applicable Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities then outstanding and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Corporation, and (ii) as a condition to any sale of the property and assets of the Corporation as, or substantially as, an entirety, the corporation to which such property and assets will be sold must (a) expressly assume, as part of the purchase price thereof, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Corporation, and (b) simultaneously with the delivery to it of the conveyances or instruments of transfer of such property and assets, execute and deliver to the applicable Trustee a proper indenture in form satisfactory to such Trustee, pursuant to which such purchasing corporation will assume the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities then outstanding and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Corporation, to the same extent that the Corporation is bound and liable. (Senior Indenture Section 15.01, Senior Subordinated Indenture Section 16.01.) Compliance by the Corporation with the foregoing restrictions may be waived by or on behalf of the holders of the outstanding Debt Securities. For information as to the modification of each Indenture, see "Description of Debt Securities--Modification of Indenture" below.

     Other than the foregoing restrictions, no Indenture contains covenants of the Corporation or provisions which afford additional protection to holders of outstanding Debt Securities in the event of a highly leveraged transaction involving the Corporation.

Modification of Indenture

     Each Indenture contains provisions permitting the Corporation and the Trustee thereunder to add any provisions to or change in any manner or eliminate any of the provisions of such Indenture or any indenture supplemental thereto or to modify in any manner the rights of the holders of any series of Debt Securities with the consent of the holders of not less than 662/3% in aggregate principal amount of such series of Debt Securities at the time outstanding, except that no such amendment or modification may (i) extend the fixed maturity of any Debt Security, reduce the rate or extend the time of payment of interest thereon, reduce the amount of the principal thereof, or premium, if any, payable with respect thereto, or reduce the amount of an Original Issue Discount Security payable upon the acceleration of the stated maturity thereof, without the consent of the holder of such Debt Security, or (ii) reduce the aforesaid percentage of any series of Debt Securities, the holders of which are required to consent to any such amendment or modification, without the consent of the holders of all the Debt Securities of such series then outstanding. (Section
14.02 of the Indentures.)

Outstanding Debt Securities

     In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent, or waiver under any Indenture, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof upon an event of default and (ii) the principal amount of a Debt Security denominated in a foreign currency or currencies will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount. (Section
1.02 of the Indentures.)

Events of Default

     Each Indenture defines an "event of default" with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default for thirty days in any payment of interest on such series; (ii) default in any payment of principal of, and premium, if any, on such series when due;
(iii) default in the payment of any sinking fund installment of such series when due; (iv) default for thirty days after appropriate notice in performance of any other covenant in such Indenture (other than a covenant included in the Indenture solely for the benefit of another series of Debt Securities); (v) certain events in bankruptcy, insolvency, or reorganization; or (vi) default in the payment of any installment of interest on any evidence of indebtedness of, or assumed or guaranteed by, the Corporation (other than indebtedness subordinated to such series), or in the payment of any principal of any such evidence of indebtedness, and with respect to which any period of grace shall have expired, after appropriate notice. (Section 7.01 of the Indentures.) Each Indenture provides that the Trustee may withhold notice of any default (except in the payment of principal of, premium, if any, or interest, if any, on any series of Debt Securities) if it considers such withholding in the interests of the holders of such series of Debt Securities issued thereunder. (Section 11.03 of the Indentures.)

     Except as set forth below, each Indenture provides that the Trustee thereunder or the holders of not less than 25% in principal amount of any series of Debt Securities then outstanding may declare the principal of all Debt Securities of such series to be due and payable on an event of default. (Section
7.02 of the Indentures.) Notwithstanding the foregoing, any series of Senior Subordinated Securities which will be considered "Tier II" may provide that the Senior Subordinated Trustee or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Securities of that series which are then outstanding may declare the principal of all Senior Subordinated Securities of that series to be due and payable immediately only if an event of default pursuant to (v) above shall have occurred and be continuing. Any such series will be designated by the Corporation in a supplement hereto.

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an event of default and the continuation thereof.

     Within 120 days after the close of each fiscal year, the Corporation must file with each Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default, the nature thereof and what action, if any, has been taken to cure such default. (Senior Indenture Section 6.05, Senior Subordinated Indenture Section 6.06.)

     Subject to provisions relating to its duties in case of default, no Trustee is under any obligation to exercise any of its rights or powers thereunder at the request, order, or direction of any holders of any series of Debt Securities, unless such holders shall have offered to such Trustee reasonable indemnity. (Section 11.01 of the Indentures.) Subject to such provisions for indemnification, the holders of a majority in principal amount of any series of Debt Securities outstanding may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee thereunder, or of exercising any trust or power conferred upon such Trustee. (Section 7.08 of the Indentures.)

Defeasance of the Indenture and Debt Securities

     The Corporation at any time may satisfy its obligations with respect to payments of principal of the Debt Securities, and premium, if any, and interest, if any, on the Debt Securities of any series by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations (as defined in the Indenture) or a combination thereof sufficient to make such payments when due. If such deposit is sufficient, as verified by a written report of a nationally recognized, independent public accounting firm, to make all payments of (i) interest, if any, on the Debt Securities of such series prior to and on their redemption or maturity, as the case may be, and (ii) principal of the Debt Securities, and premium, if any, on the Debt Securities of such series when due upon redemption or at the designated maturity date, as the case may be, then all the obligations of the Corporation with respect to the Debt Securities of such series and the Indenture insofar as it relates to the Debt Securities of such series will be satisfied and discharged (except as otherwise provided in the Indenture). In the event of any such defeasance, holders of the Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on the Debt Securities of such series until the designated maturity date or redemption. (Sections 12.01, 12.02 and 12.03 of the Indentures.)

     Such a trust may only be established if, among other things, (i) the Corporation has obtained an opinion of legal counsel (which may be based on a ruling from, or published by, the Internal Revenue Service) to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (ii) at that time, with respect to any series of Debt Securities then listed on The New York Stock Exchange, the rules of The New York Stock Exchange do not prohibit such deposit with the Trustee.

Information Concerning the Trustees

     The Corporation from time to time may borrow from each of the Trustees, and the Corporation and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with some of the Trustees. A Trustee under a Senior Indenture or a Senior Subordinated Indenture may act as trustee under any of the Corporation's other indentures.

                              PLAN OF DISTRIBUTION

     The Corporation may sell the Debt Securities being offered hereby (i) directly to purchasers, (ii) through agents, (iii) to dealers, or (iv) through an underwriter or a group of underwriters.

     Offers to purchase Offered Debt Securities may be solicited directly by the Corporation or by agents designated by the Corporation from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Corporation to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Corporation will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled under agreements which may be entered into with the Corporation to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act.

     If an underwriter or underwriters are utilized in the sale, the Corporation may enter into an arrangement with such underwriters at the time of sale to them providing for their indemnification against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement which is intended for use by the underwriters to make resales of the Offered Debt Securities in respect of which this Prospectus is delivered to the public.

     The underwriters, dealers, and agents may be deemed to be underwriters and any discounts, commissions, or concessions received by them from the Corporation or any profit on the resale of Offered Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Corporation will be described in the Prospectus Supplement. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for the Corporation in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Corporation will authorize underwriters and agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Corporation otherwise agrees the aggregate principal amount of Offered Debt Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that the purchase by an institution of the Offered Debt
Securities covered by its Contract must not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Offered Debt Securities pursuant to Contracts accepted by the Corporation. Underwriters and agents will have no responsibility in respect of the delivery or performance of Contracts.

     The place and time of delivery for the Offered Debt Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                    EXPERTS

     The financial statements of the Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The legality of the Debt Securities to which this Prospectus relates has been passed upon for the Corporation by Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022. Paul N. Roth, a director of the Corporation, is a partner of Schulte Roth & Zabel LLP.

================================================================================

No dealer, salesman, or any other person has been authorized by the Corporation or any agent to give any information or to make any representation, other than as contained in the Pricing Supplement, this Prospectus Supplement, the Prospectus or the documents incorporated by reference, in connection with the offer contained in the Pricing Supplement, this Prospectus Supplement, and the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation or any underwriter or agent. The Pricing Supplement, this Prospectus Supplement, and the Prospectus do not constitute an offer by any agent to sell securities in any State to any person to whom it is unlawful for such agent to make such offer in such State. Neither the delivery of the Pricing Supplement, this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information contained or incorporated by reference herein since the respective dates of such information.

                                   ----------

                                TABLE OF CONTENTS

                              Prospectus Supplement

Description of the Notes .................................................   S-2
Special Provisions Relating to
    Foreign Currency Notes ...............................................  S-16
Foreign Currency Risks ...................................................  S-19
Certain United States Federal
    Income Tax Consequences ..............................................  S-20
Plan of Distribution .....................................................  S-26

                                   Prospectus

Available Information ....................................................     2
Documents Incorporated by Reference ......................................     2
The Corporation ..........................................................     3
Summary of Financial Information .........................................    10
Use of Proceeds ..........................................................    11
Description of Debt Securities ...........................................    11
Plan of Distribution .....................................................    16
Experts ..................................................................    17
Legal Opinions ...........................................................    17

================================================================================


================================================================================

                               U.S. $5,918,000,000


                                     [LOGO]
                               The CIT Group, Inc.


                                Medium-Term Notes
                              Due 9 Months or More
                               From Date of Issue

                                   ----------
                              PROSPECTUS SUPPLEMENT
                               September 25, 1998
                                   ----------

                                 LEHMAN BROTHERS

                           CREDIT SUISSE FIRST BOSTON

                              GOLDMAN, SACHS & CO.

                               MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                             WARBURG DILLON READ LLC

================================================================================